EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Six Flags, Inc.:

We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Six Flags, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our audit report on the consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, the adoption of the balance sheet recognition provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statement No. 87, 88, 106, and 132(R) as of December 31, 2006, and the adoption of Securities and Exchange Commission Staff Accounting Bulleting No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

                                    /s/ KPMG LLP


Dallas, Texas
September 28, 2007